EXHIBIT 10.9
DISTRlBUTION OF PROCEEDS AND REVENUE SHARE AGREEMENT
     THIS AGREEMENT between ESPRE SOLUTIONS, INC. (“ESPRE”) with its principal place of business at 5700 W. Plano Parkway, Suite 2600, Plano, TX 75093 and SureCast Media a Panama Corporation (“SureCast”), with its principal place of business at Place des Philosophes 1205 Geneva Switzerland is for the distribution of proceeds from the sale of SureCast and for a share in revenue of net receipts derived from the sale or license of the technology or derivative works.
     WHEREAS, ESPRE has provided an exclusive license to the technology for the Entertainment Market and,
     WHEREAS, SureCast, in consideration of the value received in the exclusive license desires to provide ESPRE with additional compensation in the form of revenue share and a distribution of proceeds in the event that SureCast transfers the exclusive license to a third party; and
     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth in this Agreement as well as the covenants set forth in the Software License Agreement signed April 30, 2007, the parties agree as follows:
1.0	DEFINITIONS.
     The following definitions set forth below apply to this Agreement:
     “Agreement” means this Distribution of Proceeds and Revenue Share Agreement.
     “Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided that such entity shall be considered an Affiliate only for the time during which such control exists.
     “Derivative Work” means the web based application developed using the Technology.
     “Documentation” means the data sheet, specifications, test procedure and methodology, and instructions for the Technology.
     “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization.
     “Equipment” shall mean data processing and similar equipment, including options, accessories and attachments for more basic equipment. Equipment includes, as a component thereof, any media fixed or embedded therein that is not normally replaced except for maintenance and repair. Equipment may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment and intangible Software.

     “Intellectual Property Right” and “Intellectual Property Rights” shall mean all worldwide right, title and interest of a Person in, to and under any and all: (a) United States or foreign patents and pending patent applications therefore, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations; (b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information.
     “Information” shall mean any idea, program, technical, business or other intangible information, however conveyed.
     “Know-How” shall mean experience, skills and expertise in non-tangible form, relating to Technology and consulting and advisory services relating to such experience, skills and expertise.
     “Licensed Technology Derivative Work” means and adaptation to, improvement of or addition to the substance and structure of the Licensed Technology by Licensee or its contractors
     “Licensor” means ESPRE Solutions Inc. and its subsidiaries.
     “Licensor Intellectual Property Rights” shall mean one or more Intellectual Property Rights owned by Licensor or licensed to Licensor by a Third Party with the right to sublicense at no cost. Licensor is not under an obligation to seek such Third Party licenses.
     “Media” or “Medium” means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article
     “Marker” shall mean the “Entertainment Market” which consists of pay-per-view , ad insertion and subscription fee based professionally produced pre-recorded video content in the form of Entertainment and Sports Entertainment video applications defined as sports shows, sporting events, sports shorts, full length movies, movie trailers, previews and clips (commonly referred to as Hollywood applications), as well as full length television shows, TV shorts, music videos and documentaries, distributed over the Internet for consumption by consumers. Excluded from the definition of “Entertainment Market” are other markets such as Telecommunications Carrier, Distance Learning, Internet Social Networking, Enterprise Collaboration/Networking, Voice and Video over IP Services as well as On-line Classifieds.
     “Net Proceeds From Sale” shall refer to the sale of the corporate entity and shall mean the net realized value after costs such as original licensing fees, marketing and closing costs.
     “Net Receipts” shall mean the gross amount recognized as income on Licensee’s books (pursuant to generally accepted accounting principles consistently applied) in connection with the sale of a Product, less deductions for payment of sales, value added or any similar taxes, and shipping and insurance charges, as well as less deductions for returned products, with respect to such Product.
     “Product” shall mean any integration work utilizing the Technology.

     “Person or Party” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person or Party” when the context so permits.
     “Software” shall mean intangible information in object code form constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs.
     “Technology” shall mean eViewMediaEngine which is owned by Licensor and further described in Schedule A attached hereto. The Technology is protected by USA Patents as described in Schedule B attached hereto.
     “Thirdparty” shall mean, with respect to a party, any Person that is not an Affiliate of such party.
     “Use” shall mean operate, reproduce, distribute, transmit (by electronic means or otherwise), make available, perform and display.
2.0 COMPENSATION
     2.1 Sale of the Corporate Entity: In the event that the corporate entity (which is SureCast Media under this agreement) is sold to, or acquired by, a third party, the then current share holders of the corporate entity will pay to ESPRE twenty-five percent (25%) of the “net proceeds from sale” (as defined in 1.0 Definitions).
     2.2 Revenue Share. In consideration of the license granted under the Software License 2007, SureCast shall also pay to Licensor a share of revenue in the amount of five percent (5%) on its Net Receipts of Products or Derivative Works using the Technology sold or licensed by Licensee.
     2.3 ESPRE Sales Agent Status: ESPRE will provide business development services to SureCast for the sale of licenses agreements of the SureCast product(s). ESPRE will maintain at least one full time business development employee dedicated to SureCast product(s). At ESPRE’s sole discretion, ESPRE will add additional resources as revenue volumes dictate. Sales of licenses for SureCast products will be presented to and contracted directly through SureCast. SureCast at its discretion can approve or disapprove requests for licensing agreements. However, if approved in writing by SureCast, the account would become exclusive to ESPRE and a commission schedule of twenty percent (20%) would apply. Payment of the twenty percent commission will be as provided for in section 2.4.2 below.
     2.4 Payment Terms.
          2.4.1 Payment of the “net proceeds from sale” shall be made to ESPRE within fifteen days of the closing of such transaction.
          2.4.2 Revenue Share, when applicable, shall be payable on the 30thd ay of the 2nd month for the prior months Net Receipts. A statement setting forth in sufficient detail the basis upon which Royalties were calculated shall accompany each Revenue Share payment. Payments and statements shall be sent to ESPRE at the address set forth on the front page of this Agreement or such other address as ESPRE may designate in writing.
          2.4.3 All payments to be made by the Licensee to Licensor shall be made in United States Dollars.
          2.4.4 Payments which are not received by ESPRE on the due date shall bear interest at the lesser of eighteen percent (12%) per annum or the maximum rate allowed under applicable law.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly empowered representatives.
     AGREED TO BY:

ESPRE Solutions, Inc.
/s/ Pete Ianace
President/CEO
5/1/07

SureCast Media
/s/ John W Hunter
Director
4/30/07

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